Exhibit 99.1
FOR IMMEDIATE RELEASE
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                COMMSCOPE COMMENTS ON THIRD QUARTER OUTLOOK;
   Company also Announces Extended Supply Arrangement for Bimetal Center
                                Conductors
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HICKORY, NC -- AUGUST 14, 2000 CommScope, Inc. (NYSE: CTV) today announced that it expects to report third quarter 2000 results below consensus analyst estimates. The Company also announced today that it has secured a supply arrangement for bimetal center conductors, which are one of the primary materials in the production of coaxial cables, enhancing CommScope's ability to meet strong demand for Cable Television and Other Video products.

CommScope expects to report diluted earnings of between $0.38 and $0.43 per share for the third quarter ending September 30, 2000. Analyst consensus for the third quarter is $0.45 per diluted share. The expected shortfall in earnings is due primarily to difficult pricing patterns and lower-than-expected sales in Local Area Network (LAN) and Wireless/Other Telecom products. LAN and Wireless/Other Telecom account for approximately 11% and 14% of the Company's businesses respectively. The Company noted that it continues to experience strong demand for Cable Television and Other Video Products, which account for approximately 75% of CommScope sales.

CommScope continues to believe it can achieve year-over-year revenue growth of 20%-25% in the second half of 2000.

"While we are disappointed with the current sales trend in LAN and Wireless/Other Telecom, we remain optimistic about the long-term opportunities for these products," said Frank M. Drendel, CommScope Chairman and Chief Executive Officer. "We are committed to growth in all of the markets we serve and intend to sharpen execution across the Company to achieve this goal. We intend to respond aggressively to the competitive pricing environment in wireless and continue to focus on driving down product cost while broadening our portfolio of wireless products. We have already taken steps to meet market pricing in LAN and will work to increase our participation in the Category 5 and 5e segments of that market."

As a result of recent negotiations with our current supplier, CommScope has secured a supply arrangement for a fixed amount of bimetal center conductors for calendar year 2001 and the parties are working toward a longer-term arrangement.

Commenting on this favorable development, Drendel said; "Production capacity and supplies of key materials continue to be tight due to the surging demand for Hybrid Fiber Coaxial (HFC) products. This bimetal supply arrangement, combined with our improving internal bimetal production, addresses concerns regarding a key material and enhances our ability to support the growing demand for broadband cable. By mid-year 2001, we intend to have a combined total of more than $1 billion of cable manufacturing capacity for HFC and wireless products."

CommScope is the world's largest manufacturer of broadband coaxial cable for Hybrid Fiber Coaxial (HFC) applications and is a leading supplier of high-performance fiber optic and twisted pair cables for LAN, wireless and other communications applications.

Statements in this press release which are other than historical facts are intended to be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws, and include, but are not limited to those statements relating to sales and earnings expectations, cost and availability of key raw materials, internal production capacity and expansion, competitive pricing, relative market position and outlook. While CommScope believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated. Factors and risks that could cause such differences include, but are not limited to changes in cost and availability of key raw materials (including without limitation bimetallic center conductors, optical fibers, thin aluminum wire and fluorinated-ethylene-propylene which are available only from limited sources), successful implementation of internal bimetal production (Commscope purchased bimetal center conductor fabrication equipment and technology in 1999) and other vertical integration activities, pricing and acceptance of CommScope's products, successful expansion and related operation of our facilities, effective implementation of our integrated information system, developments in technology, industry competition, regulatory changes affecting our industries, worldwide economic conditions, and other factors. Actual results may also differ due to the to changes in telecommunications industry capital spending, which is affected by a variety of factors, including, without limitation: general economic conditions; acquisitions of telecommunications companies by others; consolidation within the telecommunications industry; the financial condition of telecommunications companies and their access to financing; competition among telecommunications companies; technological developments; and new legislation and regulation of telecommunications companies. These and other factors are discussed in greater detail in Exhibit 99 to CommScope's Form 10-Q for the period ended March 31, 2000, which is incorporated herein by reference and can be accessed at the SEC's website at www.sec.gov.

             Visit CommScope at our Web Site--www.commscope.com

CONTACTS:

PHIL ARMSTRONG
INVESTOR RELATIONS
(828) 323-4848

BETSY LAMBERT, APR
MEDIA RELATIONS
(828) 323-4873

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